SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this "Agreement") is dated as of July 25, 2024, and entered into by and between Tutor Perini Corporation (the "Company") and Michael F. Smithson ("Executive"). Executive and the Company are each referred to herein as a "Party" and collectively as the "Parties."

WHEREAS, in connection with an internal reorganization, Executive left the Company effective June 21, 2024 (the "Termination Date"); and

WHEREAS, Executive and the Company wish to set forth the terms and conditions of the termination of Executive's employment with the Company and the related rights and obligations of the Parties, each as described in this Agreement.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Termination of Employment.

(a) *Termination Date; Resignation of Positions; Contractor Licenses*. Executive's employment with the Company was terminated on the Termination Date. Effective as of the Termination Date, Executive hereby resigns all positions that Executive may hold as an officer or director of the Company and any of the Company's subsidiaries or affiliates. Executive further agrees to sign any additional materials provided to Executive by the Company as necessary to (i) document such resignations and (ii) dissociate Executive from all applicable contractor licenses related to Executive's service to the Company.

(b) *Separation Benefits*. Provided that Executive (i) executes and does not revoke Executive's acceptance of this Agreement and (ii) remains in compliance with the terms and conditions set forth in this Agreement (including, without limitation, Section 4 hereof), Executive shall receive the following payments and benefits, less any applicable taxes and withholdings:

(i) Severance. Severance payments totaling $1,050,000, representing 14-months of base salary, which shall be paid in seven (7) monthly installments of $150,000 with the first payment to be made as soon as practicable following the conclusion of the Release Revocation Period (as defined herein) and each subsequent payment to be made on each of September 3, 2024; October 1, 2024; November 1, 2024; December 2, 2024; January 2, 2025; and February 3, 2025; respectively.

(ii) 2024 Annual Target Bonus. An aggregate amount equal to $900,000, representing 100% of Executive's 2024 target annual bonus, which shall be payable in a lump sum to Executive when 2024 annual bonuses are paid to other Company executives, and in all events by March 15, 2025.

(iii) COBRA Assistance. Provided that Executive timely elects continuation coverage with respect to group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company will pay for the premiums

incurred for Executive's and, where applicable, Executive's eligible dependents', coverage under the Company's group health plan (including medical, dental and vision) pursuant to COBRA until the 18-month anniversary of the Termination Date (or, if earlier, the date on which Executive becomes eligible for other employer-sponsored group health plan coverage or ceases to be eligible for COBRA continuation coverage for any reason). Executive shall immediately notify the Company upon becoming eligible for other employer-sponsored group health plan coverage or ceasing to be eligible for COBRA continuation coverage for any reason. Executive will be responsible for any taxes on all such payments or reimbursements. In the event that the COBRA benefits described above would subject the Company or any of its affiliates to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Internal Revenue Code of 1986, as amended (the "Code"), Executive and the Company agree to work together in good faith to restructure the foregoing benefit.

(c) *Other Payments; Employment Agreement*. Executive acknowledges that Executive has received from the Company all amounts owed in connection with his employment, including, without limitation, salary, deferred compensation and bonuses, and as of the date hereof, Executive does not hold any unvested Company equity awards. Other than the compensation set forth in this Agreement, Executive acknowledges and agrees that Executive is not eligible to receive any severance pay or benefits from the Company or any other Company Party (as defined below), including under the terms of that certain Amended and Restated Employment Agreement between Executive and the Company dated May 23, 2021 (the "Employment Agreement"), the term of which expired by its terms on May 23, 2024. For the avoidance of doubt, Sections 8 and 11 of the Employment Agreement survived the expiration of the term of Employment Agreement and shall continue in effect in accordance with their terms, except as expressly modified hereby.

2. General Release of Claims.

(a) For good and valuable consideration, including the consideration set forth in Section 1(b) hereof, Executive knowingly and voluntarily (for and on behalf of Executive, Executive's family, and Executive's heirs, executors, administrators and assigns) hereby releases and forever discharges the Company and its affiliates, predecessors, successors and subsidiaries, and the foregoing entities' respective equity-holders, officers, directors, managers, members, partners, employees, agents, representatives, and other affiliated persons, and the Company's and its affiliates' benefit plans (and the fiduciaries and trustees of such plans) (collectively, the "Company Parties"), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive's employment with, or separation or termination from, any Company Party and any other acts or omissions related to any matter occurring on or prior to the date that Executive executes this Agreement, including (i) any alleged breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, harassment, discrimination, retaliation, violation of public policy, defamation, impairment of economic opportunity, or alleged violation through such time of: (A) any federal, state or local anti-discrimination or anti-retaliation law, regulation or ordinance, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act) ("ADEA"), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code and the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 ("ERISA"); (C) the Immigration Reform Control Act; (D) the National Labor

Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the California Business & Professions Code Section 17200; the California Constitution; the California Family Rights Act; the California Workers' Compensation Act; the California Equal Pay Law; the California Worker Adjustment and Retraining Notification (WARN) Act; the California False Claims Act, and the California Corporate Criminal Liability Act; (H) any federal, state or local wage and hour law; (I) any other local, state or federal law, regulation or ordinance; or (J) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys' fees incurred in or with respect to a Released Claim (as defined below); and (iii) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the "Released Claims"). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration received by Executive pursuant to this Agreement, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. **THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.**

(b) In no event shall the Released Claims include (i) any claim that arises after the date that Executive signs this Agreement; (ii) any claim to vested benefits under an employee benefit plan that is subject to ERISA; (iii) any claim for breach of, or otherwise arising out of, this Agreement; or (iv) any claim for indemnification, advancement of expenses or D&O liability insurance coverage under any indemnification agreement with the Company, including, but not limited to, those contained in the Employment Agreement, the Company's governing documents or the Company's D&O insurance policies. Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission ("EEOC"), the National Labor Relations Board ("NLRB"), the California Civil Rights Department ("CRD"), or other comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC, NLRB, CRD or other comparable state or local agency or cooperating in any such investigation or proceeding; however, subject to Section 4 hereof, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC, NLRB, CRD or other comparable state or local agency or proceeding or subsequent legal actions.

(c) By signing below, Executive expressly waives any rights or benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

> "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

3. **Representations and Warranties Regarding Claims; Covenant Not to Sue**.

(a) Executive represents and warrants that, as of the time at which Executive signs this Agreement, Executive has not filed or joined any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Agreement. Executive further represents and warrants that Executive has not made any assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties with respect to any Released Claim.

(b) In addition to waiving and releasing the Released Claims, Executive agrees never to sue any Company Party in any forum for any reason arising out of Executive's employment with the Company, including but not limited to the Released Claims; provided, however, that Executive may bring a claim against the Company to enforce this Agreement or to challenge the validity of this Agreement under the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act. Executive agrees and acknowledges that if he breaks this promise not to sue, then Executive will pay for all costs, including reasonable attorneys' fees, incurred by the Company or any Company Party in defending any matter or proceeding covered by the promise not to sue.

4. **Restrictive Covenants; Protected Disclosures**. Executive reaffirms and agrees to honor his obligations under Section 8 of the Employment Agreement. For the avoidance of doubt, nothing in this Agreement or the Employment Agreement prohibits or restricts Executive from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other governmental agency, entity or authority (each, a "Government Agency"), including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company or any Company Parties. This Agreement and the Employment Agreement do not limit Executive's right to receive an award for information provided to a Government Agency. In addition, nothing in this Agreement or the Employment Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

5. **Executive's Acknowledgements**. Executive acknowledges and agrees that the release given above includes a waiver and release of any and all claims which Executive has or may have against the Company Parties, individually and collectively, including, without limitation, any and all claims under the ADEA. The waiver and release set forth above does not waive rights or claims that may arise under the ADEA after the date on which Executive signs this Agreement. By executing and delivering this Agreement, Executive expressly acknowledges that:

(a) Executive has been given at least 21 days to review and consider this Agreement. If Executive signs this Agreement before the expiration of 21 days after Executive's receipt of this Agreement, Executive has knowingly and voluntarily waived any longer consideration period than the one provided to Executive. No changes (whether material or immaterial) to this Agreement shall restart the running of this 21-day period;

(b) Executive is not induced by the Company through fraud, misrepresentation or a threat to withdraw or alter the offer prior to the expiration of 21 days after Executive's receipt of this Agreement or by providing different terms to those who sign such an agreement before the expiration of such time period;

(c) Executive is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Executive is already entitled;

(d) Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive's choice and that Executive has had an adequate opportunity to do so prior to executing this Agreement;

(e) Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated herein; and Executive is signing this Agreement knowingly, voluntarily and of Executive's own free will, and that Executive understands and agrees to each of the terms of this Agreement;

(f) The only matters relied upon by Executive in causing Executive to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(g) No Company Party has provided any tax or legal advice regarding this Agreement, and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive's own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.

6. Revocation Right. Notwithstanding the initial effectiveness of this Agreement upon execution by the Parties, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date that he signs this Agreement (such seven-day period being referred to herein as the "Release Revocation Period"). To be effective, such revocation must be in writing signed by Executive and must be delivered personally or by courier to the Company so that it is received by Gino Cesario, no later than 11:59 pm CT on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, the release of claims set forth in Section 2 will be of no force or effect and Executive will not receive the benefits set forth in Section 1(b) hereof.

7. Governing Law; Arbitration. This Agreement shall be governed by the laws of the State of California without reference to its principles of conflict of law. Any dispute or claim arising out of or in connection with this Agreement or relating in any way to Executive's employment, including any dispute regarding the enforceability, interpretation, construction or breach of this Agreement, will be resolved exclusively by binding arbitration in accordance with the then-applicable JAMS rules, policies, and/or procedures for employment-related disputes provided, however, that any claims, which by law may not be submitted to arbitration are not covered by this arbitration provision. This means that both Executive and the Company give up the right to have any dispute decided in court by a jury; instead, a neutral arbitrator whose decision is final and binding will resolve it, subject to judicial review as provided by law. **Furthermore, any such dispute or claim shall be brought in an individual capacity, and not as a plaintiff or class member in any purported or actual class or collective action proceeding except where**

applicable law prohibits a class or collective action waiver. A copy of the JAMS Employment Arbitration Rules and Procedures can be found online at www.jamsadr.com/rules-employment-arbitration/. There will be one arbitrator appointed in accordance with said rules and a written arbitration decision will reveal the essential findings and conclusions on which the award is based. The arbitrator will conduct any arbitration consistent with the rules. For any claims arising out of Executive's employment, the Company will pay for all arbitration fees that Executive would not otherwise incur in a court of law and that are unique for arbitration. The arbitrator will have the authority to determine the arbitrability of a dispute between the parties. The arbitrator will not have authority to award attorneys' fees unless a statute or contract at issue in the dispute authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator will have the authority to make an award of attorneys' fees as required or permitted by applicable law. If there is a dispute as to who is the prevailing party in the arbitration, the arbitrator will decide this issue. This Agreement is intended to supplement, and not supersede, any remedies or claims that may be available under applicable common and/or statutory law, including, without limitation, any common law and/or statutory claims relating to the misappropriation of trade secrets and/or unfair business practices. For the avoidance of doubt, the arbitration provisions contained herein supersede all prior and contemporaneous agreements and understandings, oral or written, between Executive and any Company Party with regard to such subject matter.

8. Counterparts. This Agreement may be executed in several counterparts, including by .PDF or .GIF attachment to email or by facsimile, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.

9. Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Company and Executive. This Agreement and the Award Agreements constitute the entire agreement of the Parties with regard to the subject matter hereof and, unless otherwise expressly stated herein, supersede all prior and contemporaneous agreements and understandings, oral or written, between Executive and any Company Party with regard to the subject matter hereof.

10. Third-Party Beneficiaries. Executive expressly acknowledges and agrees that each Company Party that is not a party to this Agreement shall be a third-party beneficiary of Section 2 hereof and entitled to enforce such provisions as if it were a party hereto.

11. Further Assurances. Executive shall, and shall cause Executive's affiliates, representatives and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of the Company, to carry out the provisions of this Agreement.

12. Severability; Waiver. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties' bargain hereunder. Any Party's waiver of another

Party's compliance with any provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such Party of a provision of this Agreement. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

13. Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words "hereof," "herein" and "hereunder" and other compounds of the word "here" shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word "including" following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word "or" as used herein is not exclusive and is deemed to have the meaning "and/or." Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Party, whether under any rule of construction or otherwise. This Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

14. No Assignment. No right to receive payments and benefits under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law.

15. Withholdings; Deductions. The Company may withhold and deduct from any payments or benefits made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any other deductions consented to in writing by Executive.

16. Notice. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by e-mail addressed as follows:

If to the Company:

Tutor Perini Corporation
15901 Olden Street
Sylmar, California 91342
Attention: Gino Cesario, Vice President, Human Resources
Email: gino.cesario@tutorperini.com

If to Executive:

Michael F. Smithson
26907 Woodlands Drive
Valencia, CA 91355
Email: mfsmithson@gmail.com

Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of e-mail transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

17. Section 409A. This Agreement and the benefits provided hereunder are intended be exempt from, or compliant with, the requirements of Section 409A of the Code, and the Treasury regulations and other guidance issued thereunder (collectively, "Section 409A") and shall be construed and administered in accordance with such intent. Each installment payment under this Agreement shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A. If required to comply with to Section 409A, payment of amounts that constitute nonqualified deferred compensation pursuant to Section 409A owed to Executive within the six-month period following the Termination Date shall be delayed until after such six-month period has elapsed.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

EXECUTIVE

Michael F. Smithson

TUTOR PERINI CORPORATION

By: ____________________
Name: Ronald N. Tutor
Title: Chairman and Chief Executive Officer